Wiley Announces Appointment of Beth Birnbaum to its Board of Directors

HOBOKEN, N.J.-- (BUSINESS WIRE) -- John Wiley & Sons, Inc., (NYSE:JW-A and JW-B), a global leader in scholarly research and education, today announced the appointment of Beth Birnbaum, former Chief Operating Officer at PlayFab, to its Board of Directors, effective September 27, 2018.

Birnbaum is a product and business leader with extensive experience scaling high-growth companies. At PlayFab, she led business operations, sales, customer success, marketing and financial planning, playing a key role in the company's sale to Microsoft in 2018. Before joining PlayFab, Birnbaum served in multiple roles at GrubHub from 2011 to 2016, most recently as Senior Vice President of Product. She joined GrubHub in 2011 as Vice President of Product and led product management, user experience and design during GrubHub's growth from a $20 million revenue startup to a public company with over $350 million in revenues. Prior to GrubHub, Birnbaum served in a variety of roles at Expedia from 2003 to 2011, most recently as Vice President of Product and Connectivity, where she re-architected Expedia's commercial and technical relationships with global distribution systems.

"We are thrilled to welcome Beth to Wiley's Board of Directors. Beth's energy, creativity and product vision will make her a great fit," said Brian Napack, President and CEO of Wiley. "We are excited to have Beth's counsel as we look at opportunities to innovate and expand across our businesses."

"Beth's digital-first mindset with a focus on data, analytics and, significantly, customer-centricity will be invaluable," said Matthew Kissner, Chair, Wiley Board of Directors. "I look forward to working with her to support Wiley's mission of changing the world through research and education."

"Technology is transforming how research and education are delivered, and is increasingly critical to how people learn and advance their careers," said Birnbaum. "Being a part of the next phase of Wiley's evolution is a wonderful opportunity. I look forward to working with the Board and the management team to ensure that Wiley remains at the vanguard."

Birnbaum currently serves as a board director at GawkBox, a leading monetization platform for live streamers and online content creators, and at Forterra, a nonprofit focused on conserving Washington's keystone wild and urban spaces.

Birnbaum holds a BA in economics and international studies from Yale and an MBA from INSEAD.

Additional Information
Contact:
John Wiley & Sons, Inc.
Investors:
Brian Campbell, +1-201-748-6874
brian.campbell@wiley.com
or
Media:
Tom Griffin, +441865476213
tgriffin@wiley.com

About Wiley
Wiley is a global leader in scholarly research and education. Our online scientific, technical, medical, and scholarly journals, combined with our digital learning, assessment and certification solutions help universities, learned societies, businesses, governments and individuals increase the academic and professional impact of their work. For more than 210 years, we have delivered consistent performance to our stakeholders. The company's website can be accessed at www.wiley.com.